EXHIBIT 5

Faegre Baker Daniels LLP 600 East 96th Street ▼ Suite 600 Indianapolis ▼ Indiana 46240-3789 Phone +1 317 569 9600 Fax +1 317 569 4800

March 1, 2017

Zimmer Biomet Holdings, Inc.

345 East Main Street

Warsaw, Indiana 46580

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Zimmer Biomet Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), registering the offer and sale of an additional 10,084,360 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share, pursuant to the Zimmer Biomet Holdings, Inc. 2009 Stock Incentive Plan (the “2009 Plan”).

For purposes of this opinion letter, we have examined the Registration Statement, the Restated Certificate of Incorporation, as currently in effect, and the Restated Bylaws, as currently in effect, of the Company and resolutions of the Company’s Board of Directors. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, (v) the authenticity of the originals of such latter documents, (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, certificates and records we have reviewed, and (vii) the absence of any undisclosed modifications to the agreements and instruments reviewed by us.

Based on and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when (a) the Registration Statement shall have become effective, (b) the Shares have been issued in accordance with the 2009 Plan and any applicable award agreement, and (c) where applicable, the consideration for the Shares specified in the 2009 Plan and any applicable award agreement has been received by the Company (which consideration exceeds, on a per share basis, the par value of the Shares), the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

The opinions expressed are rendered as of the date first written above and are expressly limited to the matters set forth herein, and we render no opinion, whether by implication or otherwise, as to any other matters.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ Christine G. Long
Christine G. Long, Partner